Exhibit 99.2

CONSENT OF NEWBRIDGE SECURITIES CORPORATION

Newbridge Securities Corporation hereby consents to the inclusion of our opinion letter, dated November 7, 2025, to the Board of Directors of Ryvyl Inc. (“Ryvyl”) as Annex E to, and to the reference thereto under the headings “Prospectus Summary — Opinion of Financial Advisor to Ryvyl,” “Risk Factors — Risks Related to the Merger — The Projections considered by Newbridge may not be realized, which may adversely affect the market price of Combined Company Common Stock following the completion of the Merger,” “Risk Factors — Risks Related to the Merger — The opinion of Ryvyl’s Financial Advisor will not be updated to reflect changes in circumstances between the signing of the Merger Agreement on November 7, 2025 and the completion of the Merger, in the proxy statement/prospectus relating to the proposed merger involving Ryvyl and RTB Digital Inc., which proxy statement/prospectus forms a part of Ryvyl’s Registration Statement on Form S-4 (the “Registration Statement”) to be filed with the U.S. Securities and Exchange Commission (the “SEC”) on or about the date hereof, which this consent is filed as an exhibit thereto. In giving the foregoing consent, we do not admit (1) that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended (the “Securities Act”), or the rules and regulations of the SEC promulgated thereunder, or (2) that we are experts with respect to any part of the Registration Statement within the meaning of the term “experts” as used in the Securities Act and the rules and regulations of the SEC promulgated thereunder.

Sincerely,

/S/ NEWBRIDGE SECURITIES CORPORATION

January 15, 2026